Exhibit 99.1

NITROMED CONTACT:
Lawrence E. Bloch, M.D., J.D.
Chief Financial Officer and Chief Business Officer
Phone: (781) 266-4197

NitroMed Prices Public Offering of Common Stock

LEXINGTON, Mass.—(BUSINESS WIRE)—Dec. 8, 2004—NitroMed, Inc. (NASDAQ: NTMD) announced today the pricing of its public offering of 3,247,878 shares of its common stock at a price of $24.46 per share, before underwriting discounts and commissions.  The Company has also granted the underwriters an option to purchase up to an additional 431,581 shares of common stock to cover over-allotments, if any.  Proceeds to NitroMed from this offering, net of underwriting discounts and commissions, and estimated offering expenses total $74.2 million.

J.P. Morgan Securities Inc. and Pacific Growth Equities, LLC are acting as joint book-running managers of this offering. Deutsche Bank Securities Inc. and Bear Stearns & Co. Inc. are acting as co-managers.  Copies of the final prospectus relating to this offering may be obtained  from J.P. Morgan Securities Inc., 227 Park Avenue, New York, New York 10172.

 This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About NitroMed
NitroMed is an emerging pharmaceutical company focused on the research, development and commercialization of proprietary pharmaceuticals based on the therapeutic benefits of the naturally occurring molecule nitric oxide.

Of Note
Statements in this press release regarding NitroMed’s business which are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission on November 8, 2004, as amended, under the section “Risk Factors”. Forward-looking statements can be identified by forward-looking words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “should”, “will” and “would” or similar words. NitroMed assumes no obligations to update the information included in this press release.